Exhibit 10.28

June 19, 2012

Name of Employee (“you”)

On April 3, 2012 we announced that Burger King Worldwide Holdings, Inc. (the “Company”) has entered into an agreement to merge with and into a wholly-owned subsidiary of Justice Delaware Holdco Inc. a company that will be listed on the New York Stock Exchange (the “Transaction”). A copy of the Business Combination Agreement and Plan of Merger, dated as of April 3, 2012 (the “Agreement”), has been filed with the SEC and is available at www.BK.com, under the section titled “Investor Relations”. Unless defined in this letter or in Exhibit A hereto, capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

As a holder of Options, you are being asked to agree to the amendments to the terms of your Option Award Agreement(s) as set forth in this letter agreement. These amendments are being made to reflect the fact that the Company will be a publicly traded company and so that the options granted under the 2011 Omnibus Incentive Plan (the “2011 Plan”) will be treated consistently with options to be granted under the new equity plan adopted by Justice Delaware Holdco Inc. in connection with the Transaction (the “2012 Plan”). If you consent to the terms hereof, please execute a copy of this letter where indicated below. If you do not consent to such terms, the terms of your Options will remain unchanged.

The proposed amendments to your Option Award Agreement(s) are as follows:

1.	The entire “Change in Control” section in your Option Award Agreement(s) shall be deleted in its entirety, and the following paragraph shall be inserted as the third paragraph under the section headed “Termination” in your Option Award Agreement(s):

“Subject to any terms and conditions that the Committee may impose in accordance with Section 16(g) of the Plan, in the event that a Change in Control occurs and, within twelve (12) months following the date of such Change in Control, your employment is terminated by the Company Without Cause (as defined herein), this Option shall vest in full upon such termination. In the event that there is a conflict between the terms of this Award Agreement regarding the effect of a Change in Control on this Option and the terms of any Employment Agreement, the terms of this Option Award Agreement will govern.”

As a result of this amendment your options will no longer automatically vest upon a Change in Control (i.e., a “single trigger”). Instead they will only vest if we experience a Change in Control and you are terminated without cause within 12 months after such Change in Control (i.e., a “double trigger”). If you were to voluntarily resign or be terminated with Cause at any time after a Change in Control or be terminated more than 12 months after the Change in Control, you will lose any unvested options. The reason for this change is that it is much more common for public companies with option plans to have a double trigger than a single trigger.

2.	The following definition of “Change in Control” (which is identical to the definition of “Change in Control” in the 2012 Plan) shall be inserted before the definition of “Disability” under the heading “Termination” in your Option Award Agreement(s), and this definition of “Change in Control” shall replace and supersede the “Change in Control” definition set forth in the 2011 Plan with respect to your Options:

“Change in Control” means the occurrence of:

(i)	any “person” (as defined in Section 13(d) of the Act) (other than the Company, its Affiliates or an employee benefit plan or trust maintained by the Company or its affiliates, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Shares of the Company) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of more than 50% of the combined voting power of the Company’s then outstanding securities (excluding any “person” who becomes such a beneficial owner (x) in connection with a transaction described in clause (A) of paragraph (ii) below or (y) in connection with a distribution to them in their capacity as a member or partner (whether general or limited partners) in 3G Special Situation Fund, L.P., a limited partnership formed under the laws of the Cayman Islands (“3G”));

(ii)	the consummation of (A) a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or any parent thereof) more than 20% of the combined voting power or the total fair market value of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in paragraph (i) of this definition) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; or

(iii)	a complete liquidation or dissolution of the Company or the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; other than such liquidation, sale or disposition to a person or persons who beneficially own, directly or indirectly, more than 20% of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

Notwithstanding the foregoing, (x) with respect to any Award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of payment of such Award unless such event is also a “change in ownership,” a “change in effective control”

or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code and (y) for purposes of the Plan, the occurrence of the Registration Date or any change in the composition of the Board within one year following the Registration Date shall not be considered a Change in Control. For purposes hereof, “Registration Date” shall mean means the “Closing Date” as defined in the Agreement referred to above.

As a result of this amendment, transactions that might have previously been deemed to have been a “Change in Control” and result in a vesting of your options may no longer be deemed to be a “Change in Control” and your options would not vest.

3.	The definition of “Without Cause” in your Option Award Agreement(s) shall be deleted in its entirety and replaced with the following definition:

“Without Cause” means a termination of your Service by your employer (the “Employer”) other than any such termination by your Employer for Cause or due to your death or Disability; provided that if you are a party to an Employment Agreement at the time of termination of your Service and such Employment Agreement provides that a termination of your Service by you for “Good Reason” constitutes termination of your Service “Without Cause”, such termination for Good Reason shall not constitute termination Without Cause for purposes of the acceleration of your Options following a Change in Control.

As a result of this amendment, terminations that might have previously been deemed to be “without cause” may not longer be deemed to be “without cause.” Combined with the first amendment of this letter agreement, this means that certain terminations that occur after a Change in Control that would previously have been a “Termination Without Cause” and have resulted in an acceleration of your options will no longer be deemed to be “Without Cause” and therefore your unvested options would terminate, rather than be vest.

You will take or authorize such other actions and execute such other documents as the Company determines to be reasonable or appropriate to implement the provisions of this letter agreement.

Investing in shares of Justice Delaware Holdco Inc. involves risk. Before executing this consent, you should talk to your personal financial or tax advisor. In addition, it is important that you read the Agreement, the Annual Report on Form 10-K, as amended, of Burger King Holdings, Inc., a wholly-owned subsidiary of the Company (“Holdings”), that was filed with the Securities and Exchange Commission (“SEC”) on March 14, 2012 as well as Current Reports on Form 8-K and other information that Holdings has filed with the SEC.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION NOR ANY OTHER U.S. REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE SECURITIES OFFERED HEREBY NOR HAS ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS CONSENT OR THE ACCURACY OR ADEQUACY OF THIS CONSENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

[Signature Pages Follow]

Please sign a copy of this letter agreement where indicated below to evidence your agreement to the terms and conditions hereof, and return a copy to the undersigned by no later than July 18, 2012. If you have any questions regarding this matter, please contact Luciano Almada or Lisa Giles-Klein.

Sincerely, Burger King Worldwide Holdings, Inc.

By:
Name: Title:

Agreed to and acknowledged as of this              day of                                              , 2012 by:

By:
Name: